                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (AMENDMENT NO. 6)*

             Trimark Holdings, Inc. (formerly named Vidmark, Inc.)
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                                (Name of Issuer)

                                  common stock
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                         (Title of Class of Securities)

                       89621J 10 0 (formerly 92658E 10 2)
             ----------------------------------------------------
                                 (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 pages

                                      13G

-------------------------------                   -----------------------------
     CUSIP No. 89621J 10 0                              Page 2 of 5 Pages
               -----------
-------------------------------                   -----------------------------

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
          1             NAMES OF REPORTING PERSONS
                        S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                        Mohammed Mark Amin
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          2             CHECK THE APPROPRIATE BOX IF A       (a)  [_]
                        MEMBER OF A GROUP
                        (See instructions)                   (b)  [_]
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          3             SEC USE ONLY
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          4             CITIZENSHIP OR PLACE OF ORGANIZATION

                        U.S.A.
--------------------------------------------------------------------------------

                                    5   SOLE VOTING POWER
      NUMBER OF
       SHARES                                          1,595,708
                     -----------------------------------------------------------
    BENEFICIALLY                    6   SHARED VOTING POWER
      OWNED BY
        EACH                                               --
                     -----------------------------------------------------------
      REPORTING                     7   SOLE DISPOSITIVE POWER
       PERSON
        WITH                                           1,595,708
                     -----------------------------------------------------------
                                    8   SHARED DISPOSITIVE POWER

                                                           --
--------------------------------------------------------------------------------
          9             AGGREGATE AMOUNT BENEFICIALLY OWNED BY
                        EACH REPORTING PERSON
                                                       1,595,708
--------------------------------------------------------------------------------
         10             CHECK BOX IF THE AGGREGATE AMOUNT IN           [_]
                        ROW (9) EXCLUDES CERTAIN SHARES (See
                        Instructions)

--------------------------------------------------------------------------------
         11             PERCENT OF CLASS REPRESENTED BY AMOUNT
                        IN ROW (9)
                                                              37%
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         12             TYPE OF REPORTING PERSON (See
                        Instructions)
                                                              IN
--------------------------------------------------------------------------------

CUSIP No.  89621J 10 0                                         Page 3 of 5 Pages


Item 1(a)    Name of Issuer:
---------

               TRIMARK HOLDINGS, INC. (FORMERLY VIDMARK, INC.)

Item 1(b)    Address of Issuer's Principal Executive Offices:
---------

               2644 30th Street
               Santa Monica, California  90405

Item 2(a)    Name of Person Filing:
---------

               MOHAMMED MARK AMIN

Item 2(b)    Address of principal business office, or, if none, residence:
---------

               2644 30th Street
               Santa Monica, California  90405

Item 2(c)    Citizenship:
---------

               U.S.A.

Item 2(d)    Title of class of securities:
---------

               Common Stock

Item 2(e)    CUSIP No.:
---------

               89621J 10 0 (formerly 92658R 10 2)

Item 3       If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b),
------
             check whether the person filing is a:

(a) [_]      Broker or Dealer registered under Section 15 of the Act

(b) [_]      Bank as defined in Section 3(a)(6) of the Act

(c) [_]      Insurance Company as defined in Section 3(a)(19) of the Act

(d) [_] Investment Company registered under Section 8 of the Investment Company Act

(e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940
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CUSIP No.  89621J 10 0                                        Page 4 of 5 Pages


(f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; See Section 240.13d-1(b)(1)(ii)(F)

(g) [_]        Parent Holding Company, in accordance with
               Section 240.13(d)-1(b)(ii)(G) (Note: See Item 7)

(h) [_]        Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

Item 4         Ownership:
------

(a)            Amount Beneficially Owned As of December 31, 1997:

               1,595,708* shares of common stock. Mr. Amin disclaims beneficial ownership of 66,390 of these shares which he holds as trustee of a trust for benefit of certain family members.

(b)            Percent of Class:

                 37%

               Number of shares as to which such person has:

(c)            (i)    sole power to vote or to direct the vote:
                      1,595,708*

               (ii)   shared power to vote or to direct the vote:  0

               (iii) sole power to dispose or to direct the disposition of: 1,595,708*

               (iv)   shared power to dispose or to direct the disposition
                      of:  0

                   *Includes currently exercisable options (or options
                exercisable within 60 days) to acquire 133,333 shares of common stock.

Item 5         Ownership of Five Percent or Less of a Class:
------

                   Not applicable

Item 6         Ownership of More than Five Percent on Behalf of Another
------
               Person:

                   Not applicable

CUSIP No. 89621J 10 0                                          Page 5 of 5 Pages


Item 7         Identification and Classification of the Subsidiary Which
------
               Acquired the Security Being Reported on By the Parent Holding
               Company:

                   Not applicable

Item 8         Identification and Classification of Members of the Group:
------

                   Not applicable

Item 9         Notice of Dissolution of Group:
------

                   Not applicable

Item 10        Certification:
-------

                   Not applicable



                                 SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

January 6, 1998
--------------------------------------------------------------------------------
DATE

    /S/  MARK AMIN
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SIGNATURE             MARK AMIN